EXHIBIT 12


                            ORYX ENERGY COMPANY
               COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
                     TO FIXED CHARGES - UNAUDITED (a)

                           (Millions of Dollars)

                                      Three Months    Six Months
                                     Ended June 30  Ended June 30
                                          1994           1994
                                     -------------  -------------
RATIO OF EARNINGS TO FIXED CHARGES:
Fixed Charges:
  Consolidated interest cost and
    debt expense                         $  41         $  80
  Interest allocable to rental
    expense (b)                              3             6
                                         ------        ------
Total                                    $  44         $  86
                                         ======        ======
Earnings:
  Consolidated income (loss) before
    benefit for income taxes             $ (45)        $(256)
  Fixed charges                             44            86
  Interest capitalized                      (4)           (7)
  Amortization of previously
    capitalized interest                     3             6
                                         ------        ------
 Total                                   $  (2)        $(171)
                                         ======        ======

Ratio of Earnings to Fixed Charges (c)   ======        ======

RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED STOCK DIVIDEND REQUIREMENTS:
Fixed Charges:
  Consolidated interest cost and debt
    expense                              $  41         $  80
  Preferred stock dividend requirements      1             1
  Interest allocable to rental
    expense (b)                              3             6
                                         ------        ------
 Total                                   $  45         $  87
                                         ======        ======
Earnings:
  Consolidated income (loss) before
    benefit for income taxes             $ (45)        $(256)
  Fixed charges                             45            87
  Interest capitalized                      (4)           (7)
  Amortization of previously
    capitalized interest                     3             6
                                         ------        ------
 Total                                   $  (1)        $(170)

                                         ======        ======

Ratio of Earnings to Fixed Charges (c)   ======        ======

(a) The consolidated financial statements of Oryx Energy Company include the accounts of all subsidiaries (more than 50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(c) Since earnings for the three and six months ended June 30 were less than zero, the ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividend requirements are not meaningful and accordingly, have not been presented. Earnings for the three and six months ended June 30 were inadequate to cover fixed charges and preferred stock dividend requirements by $46 million and $257 million.